The Village Green Bookstore, Inc.
                                 766 Monroe Ave
                            Rochester, New York 14607
                          716-461-5380 Fax 716-461-9333



                              FOR IMMEDIATE RELEASE

                       PRESS RELEASE, ROCHESTER, NEW YORK
                                 JANUARY 8, 1999

Village Green Bookstore, Inc. 766 Monroe Ave. Rochester New York (trading symbol
BOOK) today announced that it had determined that it would be necessary to commence a Going Out of Business sale at its flagship and only remaining store in Rochester. The Company which has operated for the last twelve months while in Chapter 11, currently has no plans to continue operations after concluding the sale, which required Bankruptcy Court approval.

The Company's decision was announced following a disappointing holiday season which saw increasing competition from national booksellers as well as intense competition from Internet booksellers. The combination has created a situation whereby profit margins continue to shrink.

Additionally the Company has reached the limits on its credit facility with its D.I.P. lender and no new credit will be made available.

Company President Gary Robinson, stated that "the decision was made with deep regret and the Company wants to thank its loyal customers and hopes that they will take advantage of the up coming Going Out of Business Sale".

Respectfully Submitted

Village Green Bookstore, Inc.

Contact:
Gary Robinson 716-461-5380